INDEX TO EXHIBITS




Exhibit No.         Description                        Page


  99.1             Press Release of Premier
                   Bancshares, Inc. and Button
                   Gwinnett Financial Corporation
                   dated February 5, 1998
PRESS RELEASE
_________________________________________________________________

Premier Bancshares, Inc.
Darrell D. Pittard, Chairman and Chief Executive Officer
(404) 814-3090

Button Gwinnett Financial Corporation
Glenn S. White, President and Chief Executive Officer
(770) 963-6665

      -- Definitive Agreement Executed - Premier Bancshares, Inc.
           to Acquire Button Gwinnett Financial Corporation --


     Atlanta, GA; February 5, 1998 - Premier Bancshares, Inc. (Amex - PMB) and Button Gwinnett Financial Corporation today jointly announced that they have executed a definitive agreement for Premier Bancshares, Inc. to acquire all of the outstanding shares of stock of Button Gwinnett and its wholly-owned subsidiary, The Bank of Gwinnett County. The value of the transaction is approximately $123 million based on the closing price of $30.75 for Premier's common stock yesterday.

     The acquisition, which is subject to regulatory approval and the approval of the shareholders of both companies, is expected to close in the second quarter of 1998. This transaction coupled with Premier's recently announced 1998 acquisitions of The Bank Holding Company and Lanier Bank & Trust Company will push the assets of Premier Bancshares to approximately $1.225 billion.

     Button Gwinnett owns The Bank of Gwinnett County and is headquartered in Lawrenceville, Georgia. It is state chartered and has assets of approximately $220 million. The Bank's three offices are located in Gwinnett County, which has been one of the Country's fastest growing counties for the past three decades.


- MORE -

     Following the acquisitions of Button Gwinnett, The Bank Holding Company, and Lanier Bank & Trust Company, Premier Bancshares, Inc. will become the third largest bank holding company headquartered in Georgia, with subsidiaries operating 41 offices. Premier anticipates consolidating all of its metro Atlanta banking offices by the end of the second quarter. Following these reorganizations, Premier Bank will operate 25 branches in metro Atlanta; Central and Southern Bank of Georgia will have three offices in Milledgeville and one office in Greensboro, Georgia, respectively. Premier Lending Corporation, a provider of residential mortgage loans and asset-based commercial finance loans, operates nine offices in the greater metro Atlanta area and three regional satellite offices in Mobile, Alabama; Jacksonville, Florida; and Charleston, South Carolina.

     Premier Bancshares' Chairman and Chief Executive Officer, Darrell D. Pittard, said, "Button Gwinnett and its subsidiary, The Bank of Gwinnett County, is one of the most profitable and efficiently managed banks in Georgia. Its bank offices are strategically located in Gwinnett County. Gwinnett
County has been one of the five fastest growing large counties in the Country for population and job growth for the past decade. Consistent returns on equity over 20%, combined with its market share in southern Gwinnett County, we believe makes Button Gwinnett one of the most valuable banking franchises in Georgia. This merger will allow Premier to consolidate overlapping branches and obtain other operating cost savings such as accounting, data processing, marketing, legal, and auditing. Following the merger, Premier will be the fifth largest of 23 banks operating in Gwinnett County and the largest community bank in the County. We believe the addition of Button Gwinnett's experienced staff will help Premier reach its goal of becoming north Georgia's highest performing bank.

     Glenn S. White, President and Chief Executive Officer of Button Gwinnett Financial Corporation, said, "I have known Darrell Pittard and many of Premier's officers for over 20 years. I have closely monitored Premier Bancshares' progress. We had a number of alternatives, including offers from regional banks, but our desire for our staff to join an exciting, high performance, locally focused banking company, was the determining factor.
I believe that merging with Premier will be the most beneficial for our staff, our shareholders, and our customers." After the merger, White will serve as President and Chief Executive Officer of Premier Bank, and will become a member of the Boards of Directors of Premier Bank and Premier Bancshares, Inc., respectively. John D. Stephens, Chairman of Button Gwinnett Financial Corporation, will be elected to Premier Bancshares' Board of Directors and will serve on its Executive Committee. Andrew Pourchier, Chief Financial Officer of Button Gwinnett, will become Executive Vice President of Premier Bancshares.

- MORE -

     Robert C. Oliver, President and Chief Operating Officer of Premier Bancshares, said, "I am excited about the addition of Glenn White and his staff to our management team. Together we can work to expand our franchise and improve our operating efficiencies. This merger will fulfill a key part of our market strategy." In addition to his role as President and Chief Operating Officer of Premier Bancshares and Chairman of Central and Southern Bank of Georgia, Oliver also has served as President of Premier Bank since July 1997, following the retirement of Ed Mulkey.

     On December 3, 1997, Premier Bancshares, Inc. announced that it had executed a definitive agreement to acquire The Bank Holding Company. The Bank Holding Company is a two bank holding company operating offices in Griffin and McDonough, Georgia, with assets of approximately $130 million. On December 16, 1997, Premier Bancshares announced the execution of a definitive agreement to acquire Lanier Bank & Trust Company. Lanier Bank, with assets of approximately $70 million, operates three offices in Forsyth County and a loan production office in Cherokee County Georgia. Forsyth County is in metro Atlanta's rapidly growing northeast quadrant and is adjacent to Gwinnett County. Both of these mergers are expected to close in the second quarter of 1998.

     Both the common stock of Premier Bancshares, Inc. and the preferred securities of Premier Capital Trust I are traded on the American Stock Exchange under the symbols PMB and PMB.PR, respectively. Additional financial information regarding Premier Bancshares, Inc. and the acquisition of Button Gwinnett Financial Corporation is available from Michael E. Ricketson, Executive Vice President and Chief Financial Officer of Premier Bancshares, Inc. at (404) 814-3090.

      With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties.